EXHIBIT 3 (i)-5

                     CERTIFICATE OF CORRECTION
                              TO THE
                   CERTIFICATE OF DESIGNATIONS,
                PREFERENCES, RIGHTS AND LIMITATIONS
                                OF
                  BALLY ENTERTAINMENT CORPORATION

     _________________________________________________________

          Pursuant to Section 103(f) of the General
          Corporation Law of the State of Delaware

     _________________________________________________________

          Bally Entertainment Corporation, a Delaware corpora-tion (the "Corporation"), does hereby certify as follows:

          FIRST:    On October 2, 1995, the Corporation filed
     with the Secretary of State a Certificate of Designa-tions, Preferences, Rights and Limitations of Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES, Convertible Preferred Stock (the "Certificate of Designations").

          SECOND:   The ratio that appears in the second sen-
     tence of Section 3(b)(i) of the Certificate of Desig-nations was inadvertently omitted and should have read ".82." That sentence is hereby corrected to read in its entirety as follows:

               Upon any such redemption, the Corporation shall deliver to each holder thereof, in exchange for each such share of PRIDES subject to redemp-tion, the greater of (A) the number of shares of Common Stock equal to the applicable PRIDES Call Price (as defined herein) in effect on the redemption date divided by the Current Market Price (as defined herein) of the Common Stock, determined as of the second Trading Day (as defined herein) immediately preceding the No-tice Date (as defined herein); or (B) .82 shares of Common Stock (the "Minimum Redemption Rate" which is subject to adjustment in the same manner as the PRIDES Optional Conversion Rate (as defined herein) is adjusted).

          THIRD:    The foregoing correction was prepared in
     accordance with the provisions of Section 103(f) of the General Corporation Law of the State of Delaware.

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          IN WITNESS WHEREOF, this Certificate of Correction
     has been duly executed this 3rd Day of October, 1995.

                              BALLY ENTERTAINMENT CORPORATION



                              By     /s/ Lee S. Hillman
                                 -----------------------------
                                 Lee S. Hillman
                                 Executive Vice President,
                                 Treasurer and Chief Financial
                                 Officer



     ATTEST:


     By   /s/ Susan R. Rehorst
        ------------------------
        Susan R. Rehorst
        Assistant Secretary